EXHIBIT 5.1

The Board of Directors
BankUnited Financial Corporation
255 Alhambra Circle
Coral Gables, Florida 33134

     Re:  BankUnited Financial Corporation
          Registration Statement on Form S-4
          File No. 333-24025

Ladies and Gentlemen:

     We have acted as counsel to BankUnited Financial Corporation, a Florida corporation (the "Company" and Depositor of BankUnited Capital, a Delaware business trust (the "Trust"), in connection with a Registration Statement on Form S-4 (the "Registration Statement") relating to (i) the proposed issuance by the Trust of $70,000,000 aggregate Liquidation Amount of the Trust's 10-1/4% Trust Preferred Securities, Series B due December 31, 2026 (the "New Series B Preferred Securities") registered under the Securities Act of 1933, as amended (the "Securities Act"), in exchange for up to $70,000,000 aggregate Liquidation Amount of the Trust's outstanding 10-1/4% Trust Preferred Securities, Series A due December 31, 2026 (the "Old Series A Preferred Securities"); (ii) the proposed issuance by the Company to the Trust of $72,800,000 aggregate principal amount of the Company's 10-1/4% Junior Subordinated Deferrable Interest Debentures (the "New Series B Subordinated Debentures") registered under the Securities Act, in exchange for up to $72,800,000 aggregate principal of the Company's outstanding 10-1/4% Junior Subordinated Deferrable Interest
Debentures (the "Old Series A Subordinated Debentures"); and (iii) the Company's guarantee (the "New Guarantee"), which guarantees the payment of Distributions and payments on liquidation or redemption of the New Series B Preferred Securities, registered under the Securities Act, in exchange for the guarantee (the "Old Guarantee") which guarantees the payment of Distributions and payments on liquidation or redemption of the Old Series A Preferred Securities. The New Series B Preferred Securities are issuable under an Amended and Restated Trust Agreement dated as of March 24, 1997 (the "Trust Agreement") between the Company, as Depositor, The Bank of New York (Delaware), as Delaware Trustee, the Bank of New York, as Property Trustee, and the Administrative Agents named therein; the New Series B Subordinated Debentures are issuable under a Indenture dated as of December 30, 1996, as supplemented by that certain Supplemental Indenture dated as of March 24, 1997 (together, the "Indenture") between the Company and The Bank of New York as Trustee; and the New Guarantee is issuable under the Guarantee Agreement dated as of March 24, 1997 (the "Guarantee Agreement") between the Company and The Bank of New York, as Guarantee Trustee.

     We have examined such documents, including resolutions adopted by the Board of Directors of the Company on December 16, 1996 and February 26, 1997 (the "Resolutions"), and have reviewed such questions of law as we have considered necessary and appropriate for the purposes of our opinions set forth below. In rendering our opinions, we have assumed the authenticity of all documents submitted to us as originals, the genuineness of all signatures and the conformity to authentic originals of all documents submitted to us as copies. We have also assumed the legal
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The Board of Directors
BankUnited Financial Corporation
Coral Gables, Florida 33134
April __, 1997
capacity for all purposes relevant hereto of all natural persons and, with respect to all parties to agreements or instruments relevant hereto other than the Company and the Trust, that such parties had the requisite power and authority (corporate or otherwise) to execute, deliver and perform such agreements or instruments, that such agreements or instruments have been duly authorized by all requisite action (corporate or otherwise), executed and delivered by such parties and that such agreements or instruments are the valid, binding and enforceable obligations of such parties. As to questions of fact material to our opinions, we have relied upon certificates of officers of the Company and the Trust and of public officials. Capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to them in the Trust Agreement, the Indenture and the Guarantee Agreement, as applicable.

     In connection with this opinion, we have examined the following:

     a. Articles of Incorporation of the Company (including Statements of Designation), and all amendments thereto, certified by the Florida Secretary of State on March 14, 1997.

     b. Certificate of Good Standing of the Company, as issued by the Florida Secretary of State on March 21, 1997.

     c. Certificate of Good Standing of the Issuer, as issued by the Delaware Secretary of State on April 17, 1997.

     d. Certificates, dated March 24, 1997, of the Administrative Trustees of the Trust and the President and Chief Financial Officer of the Company.

     e. Certificate, dated March 24, 1997, of the Executive Vice President and Treasurer of the Company.

     f.   The Trust Agreement.



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The Board of Directors
BankUnited Financial Corporation
Coral Gables, Florida 33134
April __, 1997

     g.   The Indenture.

     h.   The Guarantee Agreement.

     i. The Trust Agreement of the Trust dated as of December 13, 1996, among the Company, as depositor, and the trustees of the Trust named therein.

     j. The Amended and Restated Trust Agreement dated as of December 30, 1996, among the Company, as depositor, the trustees named therein, and the holders from time to time of the Preferred Securities and the Common Securities, which represent undivided beneficial interests in the assets of the Trust.

     Based on the foregoing, we are of the opinion that:

     (1) The New Series B Subordinated Debentures have been duly authorized by all requisite corporate action and, when executed and authenticated as specified in the Indenture and delivered against surrender and cancellation of a like amount of Old Series A Subordinated Debentures in the manner described in the Registration Statement, the new Series B Subordinated Debentures will constitute valid and binding obligations of the Company, enforceable in accordance with their terms.

     (2) The New Guarantee has been duly authorized by all requisite corporate action and, when executed as specified in the Guarantee Agreement and delivered against surrender and cancellation of the Old Guarantee in the manner described in the Registration Statement, the New Guarantee will constitute the valid and binding obligation of the Company, enforceable in accordance with its terms.

     The opinions set forth above are subject to the following qualification and exceptions:

     The enforceability of the operative documents, or any provision thereof may be limited by and/or subject to bankruptcy (including, without limitation, executory contracts provisions),


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The Board of Directors
BankUnited Financial Corporation
Coral Gables, Florida 33134
April __, 1997
insolvency, reorganization, receivership, moratorium, fraudulent transfer or conveyance, or other laws affecting the rights and remedies of creditors generally, or similar federal or state laws, by general equity principles, by rules of law governing specific performance, appointment of receivers, injunctive relief and other equitable remedies, and by certain other limitations which may be imposed upon the availability of certain remedies or the exercise of certain rights including, without limitation, commercial reasonableness or conscionability, reasonable notice of disposition, specific performance or enforcement, limitation on sale or encumbrance provisions, waivers or eliminations of rights such as statutory rights of redemption, or of jury trial, separation or aggregation of property at foreclosure or enforced sale, application of sale or judgment proceeds, and multiplicity and inconsistency of remedies.

     This opinion is rendered only with respect to the laws of the State of Florida, the State of New York and of the United States of America (the "Applicable Laws"). With respect to matters of Delaware law, we are relying upon the opinion of Richards, Layton & Finger, P.A., Wilmington, Delaware special Delaware counsel to the Company and the Trust.

     The opinions expressed above concern only the effect of laws as now in effect and are rendered as of the date hereof. We undertake no, and hereby disclaim any, obligation to revise or supplement this opinion should such law be changed by legislative action, judicial decision, or otherwise after the date of this opinion, or if we become aware of any facts that might change the opinions expressed above after the date of this letter.

     We hereby consent to your filing of this opinion as an exhibit to the Registration Statement, and to the reference to our firm under the caption "Validity of the new Securities" contained in the Prospectus included therein.

Date: April __, 1997

                           Very truly yours,

                           STUZIN AND CAMNER,
                              PROFESSIONAL ASSOCIATION



                           /s/ Stuzin and Camner, Professional Association